Exhibit 5.1

7800 Rancharrah Parkway Reno, Nevada 89511 fennemorelaw.com

September 24, 2024

BioVie Inc.

680 West Nye Lane, Suite 201

Carson City, Nevada 489703

Re:	BioVie Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to BioVie Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (a) up to 1,360,800 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”); (b) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 600,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) with an exercise price equal to $0.0001 per share; (c) warrants (the “Common Warrants”) to purchase up to 1,960,800 shares of Common Stock (the “Common Warrant Shares”) at with an exercise price equal to $1.5299 per share; and (d) up to 98,040 warrants (the “Placement Agent Warrants”) to purchase an equal number of shares of Common Stock (the “Placement Agent Warrant Shares”) with an exercise price equal to $1.9125 per share. The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Common Warrants, the Common Warrant Shares, the Placement Agent Warrants, and the Placement Agent Warrant Shares are collectively referred to herein as the “Securities.” The Securities are being offered, sold, and issued under the terms of a Placement Agency Agreement dated September 23, 2024 (the “Placement Agreement”) by and between the Company and ThinkEquity LLC, acting as the exclusive placement agent.

The Securities are being registered under a Registration Statement on Form S-3 (File No. 333-274083) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus forming a part of such Registration Statement dated August 28, 2023 (the “Base Prospectus”), and the prospectus supplement thereto dated September 23, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

BioVie Inc.

September 24, 2024

(a)       the Registration Statement;

(b)       the Prospectus;

(c)       the Placement Agreement;

(d)       form of Pre-Funded Common Stock Purchase Warrant (the “Pre-Funded Warrants”);

(e)       form of Placement Agent Warrant;

(f)       form of the Common Warrant;

(g)       the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof; and

(h)       resolutions of the Board of Directors and the Pricing Committee thereof and such other matters as relevant related to the (i) approval of the Placement Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Placement Agreement, (ii) issuance and the registration of the Securities under the Securities Act, and (iii) such other matters as relevant.

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (h) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)       the legal capacity of all natural persons executing the Documents;

(b)       the genuineness of all signatures on the Documents;

(c)       the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d)       that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

BioVie Inc.

September 24, 2024

(e)       other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f)       the execution, delivery, and performance by all parties of the Documents; and

(g)       that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents.

We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of its shares of Common Stock upon sale of the Shares and exercise of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)	the Shares have been duly authorized, and when issued in accordance with the Placement Agreement, will be validly issued, fully paid, and nonassessable;

(b)	the Pre-Funded Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable;

(c)	the Common Warrant Shares have been duly authorized, and when issued upon exercise of a Common Warrant in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable; and

(d)	the Placement Agent Warrant Shares have been duly authorized, and when issued upon exercise of the Placement Agent Warrant in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

BioVie Inc.

September 24, 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

tmor/cete/cdol